Exhibit 99.1

MEDNAX Earns $1.19 Per Share for 2011 Third Quarter

Expects Fourth Quarter EPS of $1.15 to $1.20

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--November 1, 2011--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings per share of $1.19 for the three months ended September 30, 2011.

MEDNAX’s results from operations for the 2011 third quarter include revenue growth of 16.1 percent and operating income growth of 16.8 percent compared to the prior-year period.

“We are especially pleased with our results for the third quarter and the continuation of our positive operating momentum,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “The third quarter also demonstrates our continuing ability to effectively grow by acquiring well-established and well-recognized groups and integrating them in a way that advances our commitment to patient care, while achieving efficiencies through the delivery of administrative services to support our physicians and advanced practitioners.”

For the three months ended September 30, 2011, MEDNAX generated net patient service revenue of $407.7 million up 16.1 percent from $351.1 million for the comparable prior-year period.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 11.1 percent, while same-unit revenue grew by 5.0 percent for the 2011 third quarter when compared to the 2010 third quarter.

Same-unit revenue growth from reimbursement-related factors was 3.1 percent for the 2011 third quarter, and was due principally to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes, partially offset by a shift in the mix of the Company’s patients to those covered by lower-paying government programs. The percentage of services reimbursed under government programs increased 80 basis points for the 2011 third quarter, when compared with the prior-year period.

Same-unit revenue attributable to patient volume grew by 1.9 percent for the 2011 third quarter when compared to the prior-year period, driven by growth across all our specialties. For the 2011 third quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 1.3 percent when compared to the prior-year period.

Operating income for the 2011 third quarter was $95.0 million, up 16.8 percent from $81.4 million for the prior-year period while operating margin improved by 13 basis points, to 23.3 percent, on a year-over-year comparison. MEDNAX’s operating income growth continues to exceed revenue growth as the Company successfully integrates newly acquired physician group practices into its established operations infrastructure. For the 2011 third quarter, general and administrative expenses declined by 13 basis points as a percent of revenue, to 10.6 percent when compared to the prior-year period.

MEDNAX believes that comparisons of its net income and earnings per share for the three months and nine months ended September 30, 2011, to the 2010 periods are more meaningful if the three and nine month 2010 GAAP net income and earnings per share are presented on a non-GAAP basis by increasing the income tax provision (and decreasing net income) by $10.9 million, to exclude the impact from the favorable resolution of certain tax matters.

For the 2011 third quarter, MEDNAX’s net income grew by 15.7 percent, to $58.2 million as compared to non-GAAP net income of $50.3 for the 2010 third quarter. GAAP net income was $61.3 million for the 2010 third quarter. Earnings per share was $1.19 for the three months ended September 30, 2011, based on a weighted average 48.9 million shares outstanding, which compares with non-GAAP earnings per share of $1.06 for the 2010 comparable period, based on a weighted average 47.5 million shares outstanding. GAAP earnings per share was $1.29 for the 2010 third quarter.

Through the first nine months of 2011, MEDNAX generated revenue of $1.18 billion, up 14.6 percent from $1.03 billion for the prior-year period. Operating income for the nine months ended September 30, 2011, grew by 16.2 percent to $263.9 million, up from $227.0 million for the first nine months of 2010. MEDNAX generated net income of $159.6 million, or $3.28 per share through September 30, 2011, based on a weighted average 48.7 million shares outstanding. This compares to the first nine months of 2010 when MEDNAX earned non-GAAP net income of $138.0 million, or $2.91 per share based on a weighted average 47.4 million shares outstanding. GAAP net income was $148.9 million, or $3.14 per share for the nine months ended September 30, 2010.

At September 30, 2011, MEDNAX had cash and cash equivalents of $35.7 million and net accounts receivable were $207.1 million. The Company had $50.0 million outstanding on its revolving credit facility at September 30, 2011. On October 24, 2011, MEDNAX announced that it has amended and restated its $350 million revolving credit facility into an expanded $500 million credit facility and also extended it to 2016. The Company plans to continue to use the credit facility as a funding source, in addition to cash flow, for future acquisitions as well as other corporate purposes.

For the 2011 third quarter, MEDNAX generated cash flow from operations of $100.1 million. Cash flow from operations for the nine months ended September 30, 2011, was $180.9 million, and the Company has used approximately $83.6 million to acquire physician group practices and to make contingent purchase price payments for previously completed acquisitions. The Company also used $96.5 million to reduce amounts outstanding under its revolving credit facility.

As of today, MEDNAX has announced the acquisition of eight physician group practices this year, including three providing maternal-fetal medicine services, two pediatric subspecialty groups, one neonatal, one pediatric cardiology, and one anesthesia group.

2011 Fourth Quarter Outlook

For the 2011 fourth quarter, MEDNAX expects that earnings will be in a range of $1.15 to $1.20 per share. This outlook assumes that total same-unit revenue for the three months ended December 31, 2011, will grow by 2 percent to 4 percent from the prior-year period. This same-unit growth forecast is expected to be evenly divided between patient volume growth across all MEDNAX physician specialties and net reimbursement growth, including improvements from commercial contract rates as well as variability in the mix of services reimbursed under commercial and government payor programs.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Time today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight Eastern Time November 15, 2011, by dialing 800-475-6701, access code 217934. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 750 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,700 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC. Condensed Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net patient service revenue	$407,665	$351,058	$1,183,350	$1,033,079
Operating expenses:
Practice salaries and benefits	246,687	211,884	725,873	634,048
Practice supplies and other operating expenses	16,718	13,980	48,061	41,137
General and administrative expenses	43,010	37,499	127,510	114,762
Depreciation and amortization	6,213	6,321	18,026	16,107
Total operating expenses	312,628	269,684	919,470	806,054
Income from operations	95,037	81,374	263,880	227,025
Investment income	337	438	991	1,107
Interest expense	(1,056)	(481)	(2,955)	(2,309)
Income before income taxes	94,318	81,331	261,916	225,823
Income tax provision	36,077	20,061	102,278	76,932
Net income	$58,241	$61,270	$159,638	$148,891

Net income per common and common
equivalent share (diluted)	$1.19	$1.29	$3.28	$3.14
Weighted average shares used in computing
net income per common and common
equivalent share (diluted)	48,935	47,482	48,683	47,426

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	September 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$35,749	$26,251
Short-term investments	7,209	17,381
Accounts receivable, net	207,060	181,395
Other current assets	83,985	70,982
Goodwill, other assets, property and equipment	1,845,813	1,741,637
Total assets	$2,179,816	$2,037,646

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$200,069	$207,937
Total debt	50,519	146,681
Other liabilities	267,008	235,574
Total liabilities	517,596	590,192
Shareholders' equity	1,662,220	1,447,454
Total liabilities and shareholders' equity	$2,179,816	$2,037,646

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the three months and nine months ended September 30, 2010, related to the income tax provision, net income and diluted earnings per share. MEDNAX believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information investors are provided with a meaningful understanding of MEDNAX’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile the GAAP income tax provision, net income and diluted earnings per share to the corresponding non-GAAP amounts provided in this press release:

	Three Months Ended September 30, 2010
	GAAP	Adjustments		Non-GAAP
	(in thousands, except for per share data)

Income before income taxes	$81,331	$	─	$81,331
Income tax provision	20,061		10,926	30,987

Net income	$61,270		$(10,926)	$50,344

Net income per common and common
equivalent share data (diluted)	$1.29		$(0.23)	$1.06

Weighted average shares used in
computing net income per common and
common equivalent share (diluted)	47,482			47,482

	Nine Months Ended September 30, 2010
	GAAP	Adjustments		Non-GAAP
	(in thousands, except for per share data)

Income before income taxes	$225,823	$	─	$225,823
Income tax provision	76,932		10,926	87,858

Net income	$148,891		$(10,926)	$137,965

Net income per common and common
equivalent share data (diluted)	$3.14		$(0.23)	$2.91

Weighted average shares used in
computing net income per common and
common equivalent share (diluted)	47,426			47,426

CONTACT:
MEDNAX, Inc.
David Parker, 954-384-0175, x-5693
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com